United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2012

Date of Report (date of earliest event reported)

UTi Worldwide Inc.

(Exact name of Registrant as Specified in its Charter)

000-31869

(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA

(Addresses of Principal Executive Offices)

562.552.9400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

November 5, 2012

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed by UTi Worldwide Inc. (the “Company”) in a Current Report on Form 8-K filed on September 13, 2012, Mr. Richard G. Rodick succeeded Mr. Lawrence R. Samuels as the Company’s Executive Vice President—Finance and Chief Financial Officer on October 1, 2012.

On November 5, 2012, Mr. Samuels and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement, which was contemplated by the terms of Mr. Samuel’s Amended and Restated Employment Agreement with the Company dated as of March 25, 2010 (the “Employment Agreement”), terminates the Employment Agreement. Pursuant to the terms of the Separation Agreement, Mr. Samuels resigned from all positions with the Company and its affiliates, but will remain an employee of the Company at his current compensation level for a period of six months. Thereafter, Mr. Samuels will be entitled to receive six months of salary continuation payments at an annual rate of $390,000. Mr. Samuels is also entitled to accelerated vesting of certain restricted share units and outplacement services from the Company. In consideration for these payments and benefits, Mr. Samuels agreed to provide the Company with advisory services, to certain confidentiality restrictions and to a general release of potential claims.

The Employment Agreement was filed on March 29, 2010 as Exhibit 10.8 to the Company’s Annual Report on Form 10-K, the terms of which are hereby incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date: November 6, 2012	By:	/s/ Lance E. D’Amico
Lance E. D’Amico
Senior Vice President and Chief Legal Officer